Exhibit 5(b)
LEHMAN BROTHERS FUNDS, INC.

Lehman Selected Growth Stock Portfolio

INVESTMENT ADVISORY AGREEMENT


									January 27, 1994


Lehman Brothers Global Asset Management Inc.
3 World Financial Center
New York, NY 10285

Ladies and Gentlemen:

		Lehman Brothers Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, confirms its agreement with Lehman Brothers Global Asset Management Inc. (the "Advisor") regarding investment advisory services to be provided by the Advisor to Lehman Brothers Selected Growth Stock Portfolio (the "Fund"), a portfolio of the Company. The Advisor agrees to provide services upon the following terms and conditions:

	1.	Investment Description; Appointment.

		The Company anticipates that the Fund will employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the Company's Articles of Incorporation dated May 5, 1993, as amended from time to time (the "Articles of Incorporation "), in the prospectus (the "Prospectus") and the statement of additional information (the "Statement") describing the Fund filed with the Securities and Exchange Commission as part of the Company's Registration Statement on Form N-1A, as amended from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company. Copies of the Prospectus, the Statement and the Articles of Incorporation have been or will be submitted to the Advisor. The Company desires to employ and appoints the Advisor to act as the Fund's investment adviser. The Advisor accepts the appointment and agrees to furnish the services for the compensation set forth below.

	2.	Services as Investment Advisor.

		Subject to the supervision and direction of the Board of Directors of the Company, the Advisor has general responsibility for the investment advisory services provided to the Fund and will exercise this responsibility in accordance with the Articles of Incorporation, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as the same may from time to time be amended, and with the Fund's investment objective and policies as stated in the Prospectus and Statement relating to the Fund as from time to time in effect. In connection therewith, the Advisor will, among other things, (a) manage the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Prospectus and the Statement; (b) make investment decisions for the Fund; (c) place orders to purchase and sell securities on behalf of the Fund; (d) employ professional portfolio managers and securities analysts who provide research services to the Fund; (e) participate in the formulation of the Fund's investment policies; (f) analyze economic trends affecting the Fund; and (g) monitor the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Act of 1934) that are provided to the Fund and may be considered in selecting brokers or dealers to execute particular transactions.
In providing those services, the Advisor will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Advisor will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the instruments that the Fund may hold or contemplate purchasing.

	3.	Information Provided to the Company.

		The Advisor will keep the Company informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Company from time to time with whatever information the Advisor believes is appropriate for this purpose.

	4.	Standard of Care.

		The Advisor will exercise its best judgment in rendering the services described in paragraph 2 of this Agreement. The Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except that nothing in this Agreement may be deemed to protect or purport to protect the Advisor against any liability to the Company or to shareholders of the Fund to which the Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Advisor's reckless disregard of its obligations and duties under this Agreement.

	5.	Compensation.

		In consideration of the services rendered pursuant to this Agreement, the Company will pay the Advisor on the first business day of each month a fee for the previous month at the annual rate of 0.75% of the value of the Fund's average daily net assets. The fee for the period from the date the Fund commences its investment operations to the end of the month during which the Fund commences its investment operations will be prorated according to the proportion that the period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month will be prorated according to the proportion that the period bears to the full monthly period and will be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Advisor, the value of the Fund's net assets will be computed at the times and in the manner specified in the Prospectus and/or the Statement.




	6.	Expenses.

		The Advisor will bear all expenses in connection with the performance of its services under this Agreement. The Company will be responsible for all of the Fund's other expenses and liabilities, including but not limited to: costs incurred in connection with the Company's organization; investment advisory, sub-investment advisory and administration fees; fees for necessary professional and brokerage services; fees for any pricing service; the costs of regulatory compliance; the costs associated with maintaining the Company's legal existence; and the costs of corresponding with shareholders of the Fund.

	7.	Reduction of Fee.

		If in any fiscal year of the Fund, the aggregate expenses of the Fund (including fees pursuant to this Agreement, but excluding interest, taxes, brokerage fees and, if permitted by the relevant state securities commissions, extraordinary expenses or other expenses) exceed the expense limitation of any state having jurisdiction over the Fund, the Advisor will reduce its fee to the Fund for that excess expense, to the extent required by state law. A fee reduction pursuant to this paragraph 7, if any, will be estimated, reconciled and paid on a monthly basis.

	8.	Services to Other Companies or Accounts.

		(a) The Company understands that the Advisor now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and may act in the future as investment adviser to other investment companies, and the Company has no objection to the Advisor so acting, provided that whenever the Fund and one or more fiduciary and other managed accounts or other investment companies advised by the Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed by the Advisor to be equitable to each. The Company recognizes that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or disposed of by the Fund.

		(b) The Company understands that the persons employed by the Advisor to assist in the performance of the Advisor's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Advisor or any affiliate of the Advisor to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

	9.	Term of Agreement.

		(a) This Agreement will become effective as of the date the Fund commences its investment operations and will continue for an initial two-year term and will continue thereafter so long as the continuance is specifically approved at least annually by (i) the Board of Directors of the Company or
(ii) a vote of a "majority" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

		(b) This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Company or by vote of holders of a majority of the Fund's outstanding voting securities, or upon 60 days' written notice, by the Advisor.

		(c) This Agreement will terminate automatically in the event of its "assignment" (as defined in the 1940 Act).

	10.	Representation by the Company.

		The Company represents that a copy of the Articles of Incorporation are on file with the Secretary of the State of Maryland.

	11.	Limitation of Liability.

		The execution and delivery of this Agreement have been authorized by the Board of Directors of the Company. No series of the Company, including the Fund, will be liable for any claims against any other series.

	12.	Governing Law.

		This agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

	13.	Other.

		Upon expiration or earlier termination of this Agreement, the Company shall, if reference to "Lehman" is made in the corporate name of the Company or in the name of the Fund and if the Advisor requests in writing, as promptly as practicable change its corporate name and the name of the Fund so as to eliminate all reference to "Lehman", and thereafter the Company and the Fund shall cease transacting business in any corporate name using the word "Lehman" or containing any other reference to the Advisor or "Lehman." The foregoing rights of the Advisor and the obligations of the Company shall not deprive the Advisor, or any affiliate thereof which has "Lehman" in its name, of, but shall be in addition to, any other rights or remedies to which the Advisor and any such affiliate may be entitled in law or equity by reason of any breach of this Agreement by the Company, and the failure and omission of the Advisor to request a change of the Company's or the Fund's name or a cessation of the use of the name of "Lehman" as described in this paragraph 10 shall not under any circumstances be deemed a waiver of the right to require such change or cessation at any time thereafter for the same or any subsequent breach.



		If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.


	Very truly yours,


	LEHMAN BROTHERS FUNDS, INC.



By:/s/ Clinton J. Kendrick
	   Name:  Clinton Kendrick
   Title: Chairman of the Board

Accepted:

LEHMAN BROTHERS GLOBAL
ASSET MANAGEMENT INC.



By:/s/ Andrew Gordon
   Name: Andrew Gordon
   Title: Managing Director



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